Exhibit (i)
October 7, 2011

Diamond Hill Funds
325 John H. McConnell Boulevard
Suite 200
Columbus, OH 43215

Re:	Opinion and Consent
Ladies and Gentlemen:
A legal opinion and consent (the “Opinion and Consent”) that we prepared was filed with Post-Effective Amendment No. 26 to the Registration Statement, File Nos. 333-22075 and 811-8061 (the “Registration Statement”) of Diamond Hill Funds (the “Trust”). We hereby give you our consent to incorporate by reference the Opinion and Legal Opinion into Post-Effective Amendment No. 33 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,
/s/ Thompson Hine LLP
Thompson Hine LLP

THOMPSON HINE LLP	41 South High Street	www.ThompsonHine.com
Attorneys at Law	Suit 1700	Phone 614.469.3200
	Columbus, Ohio 43215-6101	Fax 614.469.3361